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                                                               MINNESOTA MUTUAL


April 10, 1998


The Minnesota Mutual Life Insurance Company
Minnesota Mutual Life Center
400 Robert Street North
St. Paul, Minnesota 55101


Re:  Minnesota Mutual Variable Fund D
     File Number: 2-89208
     Post-Effective Amendment No. 16


Gentlepersons:

In my capacity as counsel for The Minnesota Mutual Life Insurance Company
(the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Mutual Variable Fund D (the "Account") in connection with Post-Effective Amendment No. 16 to its Registration Statement on Form N-4. This Post-Effective Amendment is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities
Act of 1933, as amended, with respect to certain variable life insurance policies (Securities and Exchange Commission File No. 2-89208).

Based upon that review, I am of the following opinion:

    1. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

    2. The issuance and sale of the variable annuity contracts funded by the Account have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the currentProspectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Donald F. Gruber
Assistant General Counsel